Exhibit 99.2

FOR IMMEDIATE RELEASE
Contact Information:
Jim Burke
Harris Corporation
jim.burke@harris.com
321-727-9131

Harris Corporation and JANA Partners Reach Agreement

Two New Independent Directors to Join Harris’ Board of Directors

MELBOURNE, Fla., Aug. 2, 2016 — Harris Corporation (NYSE: HRS) and JANA Partners today announced an agreement for the future appointment of two new mutually agreed independent directors to the Harris Board of Directors. Both individuals will be included in Harris’ slate of directors nominated for election at the company’s 2016 Annual Meeting. JANA is currently one of the company’s top ten largest shareholders.

Commenting on the agreement with JANA, Harris Chairman, President and CEO William M. Brown said, “We have an ongoing dialog with our shareholders and welcome their input. At Harris, we have a long history of strong corporate governance and are firmly committed to maximizing long-term value for all of our shareholders. We look forward to the contributions that the two new directors will bring to our Board.”

Barry Rosenstein, Managing Partner of JANA, commented, “We believe Harris is a leader in its core businesses and has the potential to unlock significant additional value. We look forward to continuing to work constructively with the company to add new directors who can help the full Board continue to pursue maximum value for all shareholders.”

In connection with this agreement, JANA has agreed to certain standstill, voting and support commitments that are expected to continue until June 2017. The complete agreement between Harris and JANA will be filed on a Form 8-K with the Securities and Exchange Commission.

About Harris Corporation
Harris Corporation is a leading technology innovator, solving customers’ toughest mission-critical challenges by providing solutions that connect, inform and protect. Harris supports customers in about 100 countries and has approximately $7.5 billion in annual revenue and 21,000 employees worldwide. The company is organized into four business segments: Communication Systems, Space and Intelligence Systems, Electronic Systems, and Critical Networks. Learn more at harris.com.

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Forward-Looking Statements
This press release contains forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.